Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of International Building Technologies Group, Inc.
(formerly Motorsports Emporium, Inc.)
1151 Harbor Parkway, Suite 202
Alameda, CA 94502

We hereby consent to the incorporation by reference in this Registration Statement of International Building Technologies Group, Inc. (formerly Motorsports Emporium, Inc.) on Form S-8, of our report dated April 3, 2007 (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), included in the Annual Report on Form 10-KSB of International Building Technologies Group, Inc. (formerly Motorsports Emporium, Inc.) for the year ended December 31, 2006 and to all references to our firm included in this Registration Statement.


/s/ HJ & Associates, LLC
--------------------------------
HJ & Associates, LLC
Salt Lake City, Utah
December 13, 2007